Exhibit 5.1

EXECUTION VERSION

January 22, 2018

IAC/InterActiveCorp
555 West 18th Street
New York, New York 10011

Re:          Registration Statement on Form S-3 of IAC/InterActiveCorp

I am the Executive Vice President, General Counsel and Secretary of IAC/InterActiveCorp, a Delaware corporation (“IAC” or the “Company”). This opinion is being delivered in connection with the shelf registration statement on Form S-3ASR (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) relating to the offering by certain selling stockholders on a delayed basis from time to time, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), of 4,504,683 shares of IAC’s common stock, par value $0.001 per share (the “Securities”).   The Securities are issuable upon the exchange of 0.875% Exchangeable Senior Notes due 2022 (the “Notes”) in IAC FinanceCo, Inc., a Delaware limited corporation (the “IAC FinanceCo”), a direct, wholly owned subsidiary of IAC.

The Registration Statement includes a prospectus relating to the Securities (the “Securities Prospectus”).  In rendering this opinion, I have reviewed the originals, or copies identified to my satisfaction, of the Registration Statement, the Securities Prospectus, the certificate of incorporation and bylaws of IAC, as amended, and such corporate records of IAC, certificates of public officials, officers of IAC and other persons, and other documents, agreements and instruments, as I have deemed necessary as a basis for the opinions expressed below.  In my review, I have assumed the genuineness of all signatures, the authenticity of the originals of the documents submitted to me and the conformity to authentic originals of any documents submitted as copies. I have further assumed, as to matters of fact, the truthfulness of the representations made in certificates of public officials and officers of IAC.

The Company is a Delaware corporation, and while I am not engaged in the practice of law in the State of Delaware, I am generally familiar with the Delaware General Corporation Law as presently in effect and have made such inquires as I considered necessary to render this opinion. I am a member of the Bar of the State of New York and express no opinion as to the laws of any jurisdiction other than the federal laws of the United States, the laws of the State of New York and the Delaware General Corporation Law.

Based on and subject to the foregoing, I am of the opinion that the Securities are duly authorized, validly issued, fully paid and non-assessable.

The opinion set forth above is subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and (ii) the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law)

I hereby consent to be named in the Registration Statement and in Securities Prospectus as the attorney who passed upon the legality of the Securities and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement.  In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

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Very truly yours,

/s/ Gregg Winiarski
Name:	Gregg Winiarski
Title:	Executive Vice President, General Counsel and
Secretary

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